Exhibit 99.1

News Release

FIS Reports Strong Third Quarter 2025 Results and Raises Full-Year Outlook

•Third quarter GAAP Diluted EPS of $0.50
•Adjusted EPS of $1.51 increased 8% over the prior-year period
•Revenue increased 6% on a GAAP basis and 6% on an adjusted basis to $2.7 billion
•Net cash provided by operating activities was $1.0 billion; Free cash flow increased 101% and Adjusted free cash flow increased 75% over the prior-year period
•Raises full-year 2025 outlook for Revenue, Adjusted EBITDA and Adjusted free cash flow conversion1
•Issuer Solutions acquisition now expected to close in 1Q 2026
JACKSONVILLE, Fla., November 5, 2025 - FIS® (NYSE:FIS), a global leader in financial technology, today reported its third quarter 2025 results.

“We delivered strong results this quarter with disciplined execution driving outperformance against all of our financial commitments,” said FIS CEO and President Stephanie Ferris. “Our differentiated positioning within a favorable market environment is translating into strong sales performance across all segments of our business. We continue to enhance our product suite through our build, buy, partner strategy with the recent acquisition of Amount, and are delivering greater value to our clients through our operational excellence initiatives.”

Third Quarter 2025 Financial Results
On a GAAP basis, revenue increased 6% as compared to the prior-year period to approximately $2.7 billion. GAAP net earnings attributable to common stockholders from continuing operations were $264 million or $0.50 per diluted share.

On an adjusted basis, revenue increased 6% as compared to the prior-year period reflecting recurring revenue growth of 6%. Adjusted EBITDA increased 7% to approximately $1.1 billion, and Adjusted EBITDA margin expanded by 53 basis points (bps) over the prior-year period to 41.8%, reflecting strong EBITDA growth across both Banking and Capital Markets segments. Adjusted net earnings from continuing operations were $789 million, and Adjusted EPS increased by 8% as compared to the prior-year period to $1.51 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended September 30,
			%	Adjusted
Continuing Operations	2025	2024	Change	Growth
Banking Solutions Revenue	1,894	1,779	6%	6%
Capital Market Solutions Revenue	783	730	7%	6%
Operating Segment Total Revenue	$2,677	$2,509	7%	6%
Corporate and Other Revenue	40	61	(34)%
Consolidated FIS Revenue	$2,717	$2,570	6%
Adjusted EBITDA	$1,135	$1,060	7%
Adjusted EBITDA Margin	41.8%	41.3%	53 bps
Net Earnings (Loss) (GAAP)	$264	$246	7%
Diluted Earnings (Loss) Per Common Share (GAAP)	$0.50	$0.45	11%
Adjusted Net Earnings	$789	$765	3%
Adjusted EPS	$1.51	$1.40	8%

Segment Information
• Banking Solutions:
Third quarter revenue increased 6% on a GAAP basis and 6% on an adjusted basis as compared to the prior-year period to $1.9 billion, including recurring revenue growth of 6%. Adjusted EBITDA increased 8% to $868 million and Adjusted EBITDA margin expanded by 68 basis points as compared to the prior-year period to 45.8%, reflecting continued cost discipline.

•Capital Market Solutions:
Third quarter revenue increased by 7% on a GAAP basis and 6% on an adjusted basis as compared to the prior-year period to $783 million, reflecting recurring revenue growth of 8%. Adjusted EBITDA increased 9% to $396 million and Adjusted EBITDA margin expanded by 60 basis points as compared to the prior-year period to 50.5%, reflecting cost management and favorable revenue mix.

•Corporate and Other:
Third quarter revenue decreased by 34% as compared to the prior-year period to $40 million. Adjusted EBITDA loss was $129 million, including $143 million of corporate expenses.

Balance Sheet and Cash Flows
As of September 30, 2025, debt outstanding totaled $13.0 billion. Third quarter net cash provided by operating activities was $1.0 billion. Free cash flow was $798 million, up 101%, and adjusted free cash flow was $929 million, an increase of 75% as compared to the prior-year period. In the third quarter, the Company returned $509 million of capital to shareholders through $301 million of share repurchases and $208 million of dividends paid.

Year to date, free cash flow was $1.2 billion, up 55%, and adjusted free cash flow was $1.6 billion, an increase of 41% as compared to the prior-year period.

Capital Allocation
The Company repurchased $301 million of shares in the third quarter and raised its goal to repurchase approximately $1.3 billion of shares in 2025. Additionally, the Company will continue to pay quarterly dividends targeting dividend per share growth in line with Adjusted EPS growth.

Full-Year 2025 Outlook
For the full-year, the Company is raising its outlook for revenue growth to 5.4% to 5.7% and is reiterating its outlook for Adjusted EPS growth of 10% to 11%. Additionally, the Company is increasing its target for Adjusted free cash flow conversion from 82% to 85%, to greater than 85%.

($ millions, except share data)	FY 2025
Revenue	$10,595 - $10,625
Adjusted EBITDA (Non-GAAP)[1]	$4,330 - $4,345
Adjusted EPS (Non-GAAP)[1]	$5.74 - $5.78

1The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

Update on Pending Strategic Transactions
On April 17, 2025, FIS entered into definitive agreements to (i) buy the Issuer Solutions business from Global Payments Inc. (“Global Payments”) for an enterprise value of $13.5 billion, inclusive of $1.5 billion of anticipated net present value of tax assets, or a net purchase price of $12.0 billion, subject to customary adjustments (the “Issuer Solutions Acquisition”) and (ii) sell its remaining equity interest in Worldpay to Global Payments for a pre-tax value of $6.6 billion net of transaction fees and other costs (the “Worldpay Minority Interest Sale”).

As noted in our July 21, 2025 8-K, the completion of the transaction is conditioned upon (among other things) the expiration or termination of the waiting period applicable to the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The HSR waiting period expired as of July 18, 2025.

FIS expects to fund the Issuer Solutions Acquisition through a combination of approximately $8 billion of new debt and the after-tax proceeds from the Worldpay Minority Interest Sale. Following the closing of the transactions, the Company expects pro forma gross leverage to be approximately 3.4x, deleveraging to its target gross leverage of 2.8x within 18 months.

The transactions are now expected to close simultaneously in the first quarter of 2026, subject to regulatory approvals and other customary closing conditions.

Webcast
FIS will host a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EST) on Wednesday, November 5, 2025. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a financial technology company providing solutions to financial institutions, businesses and developers. We unlock financial technology to the world across the money lifecycle underpinning the world's financial system. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our clients to confidently run, grow and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses of all sizes adapt to meet the needs of their customers by harnessing where reliability meets innovation in financial technology. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. To learn more, visit FISglobal.com. Follow FIS on LinkedIn, Facebook and X.

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, Adjusted revenue growth, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net earnings, Adjusted EPS, Free cash flow and Adjusted free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency revenue and Adjusted revenue growth measures adjust for the effects of exchange rate fluctuations and exclude discontinued operations, while Adjusted revenue growth also excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, Free cash flow and Adjusted free cash flow provide further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Adjusted revenue growth reflects the percentage change in constant currency revenue for the current period as compared to the prior period. Constant currency revenue is calculated by applying prior-year period foreign currency exchange rates to current-period revenue. When referring to Adjusted revenue growth, revenue from our Corporate and Other segment is excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs that do not constitute normal, recurring, cash operating expenses necessary to operate our business. These excluded costs generally include purchase price amortization of acquired intangible assets, as well as acquisition, integration and certain other costs and asset impairments. These excluded costs are recorded in the Corporate and Other segment. Adjusted EBITDA for the respective segments excludes the foregoing items. This measure is reported to the chief operating decision maker, the Company's Chief Executive Officer and President, who utilizes the measure for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to our segments, is presented in conformity with FASB ASC Topic 280, Segment Reporting.

Adjusted EBITDA margin reflects Adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the effect of purchase price amortization, as well as certain costs that do not constitute normal, recurring, cash operating expenses necessary to operate our business. For purposes of calculating Adjusted net earnings, our equity method investment earnings (loss) ("EMI") from Worldpay is also adjusted to exclude certain costs and other transactions in a similar manner.

Adjusted EPS reflects Adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities from continuing operations, less capital expenditures (additions to property and equipment and additions to software from the statement of cash flows).

Adjusted free cash flow reflects Free cash flow, adjusted for the net change in settlement assets and obligations, and excludes cash payments for certain transactions that do not constitute normal, recurring operating expenses necessary to operate our business and are not indicative of future operating cash flows. Neither Free cash flow nor Adjusted free cash flow represents our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Free cash flow and Adjusted free cash flow as presented in this earnings release exclude cash flow from discontinued operations, which our management cannot freely access following the Worldpay separation.

Adjusted free cash flow conversion reflects Adjusted free cash flow, as defined above, divided by Adjusted net earnings, excluding the contribution from our equity method investment earnings (loss) ("EMI") from Worldpay.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements include statements about anticipated financial outcomes, including any earnings outlook or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the future impacts of the pending acquisition of Global Payments' Issuer Solutions business ("Issuer Solutions") and the pending sale of our remaining equity interest in Worldpay. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or outlook, statements of outlook and various accruals and estimates. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, a recession, intensified or expanded international hostilities, acts of terrorism, increased rates of inflation or interest, effects of announced or future tariff increases and any resulting regulatory changes in global trade relations, changes in consumer or business confidence;
•changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected or that costs may be greater than anticipated;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy, data protection, cybersecurity, cyber resilience and AI laws and regulations;
•our ability to comply with climate change legal and regulatory requirements and to maintain practices that meet our stakeholders' evolving expectations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the risk that partners and third parties may fail to satisfy their legal obligations to us;
•risks associated with managing pension cost, cybersecurity issues, IT outages and data privacy;
•our ability to navigate the opportunities and risks associated with using and/or incorporating AI technologies into our business;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk that the pending acquisition of Issuer Solutions will not be completed or will not provide the expected benefits, including the anticipated cost or revenue synergies, within the expected timeframe, in full or at all;
•the risk that the integration of Issuer Solutions will be more difficult, time-consuming or expensive than anticipated;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by bad actors; and
•other risks detailed elsewhere in the “Risk Factors” section and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
November 5, 2025

Exhibit A    Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three and nine months ended September 30, 2025 and 2024

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of September 30, 2025, and December 31, 2024

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the nine months ended September 30, 2025 and 2024

Exhibit D    Supplemental Non-GAAP Adjusted Revenue Growth - Unaudited for the three and nine months ended September 30, 2025 and 2024

Exhibit E    Supplemental Disaggregation of Revenue - Recast and Unaudited for the three and nine months ended September 30, 2025 and 2024

Exhibit F    Supplemental Non-GAAP Adjusted Free Cash Flow Measures - Unaudited for the three and nine months ended September 30, 2025 and 2024

Exhibit G    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three and nine months ended September 30, 2025 and 2024

Exhibit H    Supplemental Financial Information of Worldpay Holdco, LLC - Unaudited for the three months ended September 30, 2025 and 2024, nine months ended September 30, 2025, and eight months ended September 30, 2024

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)— UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenue	$2,717	$2,570	$7,865	$7,528
Cost of revenue	1,689	1,593	5,006	4,700
Gross profit	1,028	977	2,859	2,828
Selling, general, and administrative expenses	584	521	1,713	1,703
Asset impairments	2	2	4	20
Other operating (income) expense, net - related party	(15)	(36)	(70)	(110)
Operating income	457	490	1,212	1,215
Other income (expense):
Interest expense, net	(90)	(64)	(279)	(184)
Other income (expense), net	8	(38)	(188)	(222)
Total other income (expense), net	(82)	(102)	(467)	(406)
Earnings (loss) before income taxes and equity method investment earnings (loss)	375	388	745	809
Provision (benefit) for income taxes	87	108	179	215
Equity method investment earnings (loss), net of tax	(23)	(33)	(692)	(110)
Net earnings (loss) from continuing operations	265	247	(126)	484
Earnings (loss) from discontinued operations, net of tax	—	(22)	—	687
Net earnings (loss)	265	225	(126)	1,171
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(1)	(1)	(2)	(2)
Net earnings (loss) attributable to FIS	$264	$224	$(128)	$1,169
Net earnings (loss) attributable to FIS:
Continuing operations	$264	$246	$(128)	$482
Discontinued operations	—	(22)	—	687
Total	$264	$224	$(128)	$1,169
Basic earnings (loss) per common share attributable to FIS:
Continuing operations	$0.51	$0.45	$(0.24)	$0.86
Discontinued operations	—	(0.04)	—	1.23
Total	$0.51	$0.41	$(0.24)	$2.09
Diluted earnings (loss) per common share attributable to FIS:
Continuing operations	$0.50	$0.45	$(0.24)	$0.86
Discontinued operations	—	(0.04)	—	1.22
Total	$0.50	$0.41	$(0.24)	$2.08

Weighted average common shares outstanding:
Basic	521	545	525	558
Diluted	523	548	525	561

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$571	$834
Settlement assets	493	479
Trade receivables, net	1,888	1,876
Other receivables	97	160
Receivable from related party	33	84
Prepaid expenses and other current assets	890	638
Current assets held for sale	—	1,115
Total current assets	3,972	5,186
Property and equipment, net	709	646
Goodwill	17,823	17,260
Intangible assets, net	1,090	1,318
Software, net	2,725	2,526
Equity method investment	3,759	3,858
Other noncurrent assets	1,690	1,749
Deferred contract costs, net	1,274	1,241
Total assets	$33,042	$33,784

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$1,988	$1,994
Settlement payables	517	500
Deferred revenue	866	902
Short-term borrowings	2,075	636
Current portion of long-term debt	2,026	968
Current liabilities held for sale	—	1,094
Total current liabilities	7,472	6,094
Long-term debt, excluding current portion	8,900	9,686
Deferred income taxes	1,223	863
Other noncurrent liabilities	1,585	1,441
Total liabilities	19,180	18,084

Equity:
FIS stockholders' equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	47,272	47,129
(Accumulated deficit) retained earnings	(23,022)	(22,257)
Accumulated other comprehensive earnings (loss)	(492)	(364)
Treasury stock, at cost	(9,905)	(8,816)
Total FIS stockholders' equity	13,859	15,698
Noncontrolling interest	3	2
Total equity	13,862	15,700
Total liabilities and equity	$33,042	$33,784

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED (In millions)

		Exhibit C
	Nine months ended September 30,
	2025	2024
Cash flows from operating activities from continuing operations:
Net earnings (loss)	$(126)	$1,171
Less earnings (loss) from discontinued operations, net of tax	—	687
Net earnings (loss) from continuing operations	(126)	484
Adjustment to reconcile net earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,415	1,291
Amortization of debt issuance costs	33	16
Asset impairments	4	20
Loss on extinguishment of debt	—	174
Loss (gain) on sale of businesses, investments and other	97	77
Stock-based compensation	136	142
Loss from equity method investment	692	110
Deferred income taxes	(71)	(200)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	59	(23)
Receivable from related party	50	(88)
Settlement activity	4	(3)
Prepaid expenses and other assets	(1)	(129)
Deferred contract costs	(304)	(348)
Deferred revenue	(37)	(41)
Accounts payable, accrued liabilities and other liabilities	(101)	(89)
Net cash provided by operating activities from continuing operations	1,850	1,393
Cash flows from investing activities from continuing operations:
Additions to property and equipment	(135)	(79)
Additions to software	(530)	(550)
Settlement of net investment hedge cross-currency interest rate swaps	—	(8)
Net proceeds from sale of businesses and investments	—	12,801
Cash divested from sale of business	(1,417)	(3,137)
Acquisitions, net of cash acquired	(574)	(56)
Coupon payments on interest rate swaps	(87)	(98)
Distributions from equity method investments	107	40
Other investing activities, net	(66)	(70)
Net cash provided by (used in) investing activities from continuing operations	(2,702)	8,843
Cash flows from financing activities from continuing operations:
Borrowings	38,159	15,776
Repayment of borrowings and other financing arrangements	(37,155)	(24,183)
Debt issuance costs	(27)	(6)
Net proceeds from stock issued under stock-based compensation plans	8	2
Treasury stock activity	(1,132)	(3,032)
Dividends paid	(640)	(608)
Other financing activities, net	1	45
Net cash provided by (used in) financing activities from continuing operations	(786)	(12,006)
Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	208	(5)
Net cash provided by (used in) investing activities	—	(39)
Net cash provided by (used in) financing activities	—	(65)
Net cash provided by (used in) discontinued operations	208	(109)
Effect of foreign currency exchange rate changes on cash from continuing operations	55	20
Effect of foreign currency exchange rate changes on cash from discontinued operations	—	(30)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,375)	(1,889)
Cash, cash equivalents and restricted cash, beginning of period	1,946	4,414
Cash, cash equivalents and restricted cash, end of period	$571	$2,525

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED REVENUE GROWTH — UNAUDITED
(In millions)

					Exhibit D

	Three months ended September 30,
	2025			2024
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$1,894	$(3)	$1,890	$1,779	6%
Capital Market Solutions	783	(7)	777	730	6%
Operating segment total	2,677	(10)	2,667	2,509	6%
Corporate and Other	40	(1)	39	61
Consolidated FIS	$2,717	$(11)	$2,706	$2,570

	Nine months ended September 30,
	2025			2024
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$5,420	$1	$5,420	$5,174	5%
Capital Market Solutions	2,313	(13)	2,300	2,158	7%
Operating segment total	7,733	(12)	7,721	7,332	5%
Corporate and Other	132	1	133	196
Consolidated FIS	$7,865	$(11)	$7,854	$7,528

Amounts in table may not sum or calculate due to rounding.

(1)Adjusted growth excludes Corporate and Other. The Corporate and Other segment includes certain non-strategic businesses that we plan to wind down or sell.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)

Exhibit E

In the following tables, revenue is disaggregated by primary geographical market and type of revenue. The tables also include a reconciliation of the disaggregated revenue with the Company's reportable segments.

For the three months ended September 30, 2025 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,625	$481	$19	$2,125
All others	269	302	21	592
Total	$1,894	$783	$40	$2,717

Type of Revenue:
Recurring revenue:
Transaction processing and services	$1,394	$401	$35	$1,830
Software maintenance	97	154	1	252
Other recurring	80	27	—	107
Total recurring	1,571	582	36	2,189

Software license	44	95	—	139
Professional services	146	95	1	242
Other non-recurring	133	11	3	147
Total	$1,894	$783	$40	$2,717

For the three months ended September 30, 2024 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,521	$452	$26	$1,999
All others	258	278	35	571
Total	$1,779	$730	$61	$2,570

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$1,331	$375	$49	$1,755
Software maintenance	88	145	1	234
Other recurring (1)	60	16	1	77
Total recurring	1,479	536	51	2,066

Software license	54	92	1	147
Professional services	137	100	1	238
Other non-recurring	109	2	8	119
Total	$1,779	$730	$61	$2,570

(1)Revenue related primarily to software licenses requiring frequent, integral updates has been classified as Transaction processing and services revenue commencing in the quarter ended December 31, 2024, and related prior-period amounts have been reclassified from Other recurring revenue to Transaction processing and services for comparability. Revenue reclassified for the three months ended September 30, 2024, was $6 million, $7 million and $9 million within Banking, Capital Markets and Corporate and Other, respectively.

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)

Exhibit E (continued)

For the nine months ended September 30, 2025 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$4,680	$1,409	$63	$6,152
All others	740	904	69	1,713
Total	$5,420	$2,313	$132	$7,865

Type of Revenue:
Recurring revenue:
Transaction processing and services	$4,035	$1,184	$113	$5,332
Software maintenance	290	451	2	743
Other recurring	223	73	1	297
Total recurring	4,548	1,708	116	6,372

Software license	119	294	—	413
Professional services	399	288	3	690
Other non-recurring	354	23	13	390
Total	$5,420	$2,313	$132	$7,865

For the nine months ended September 30, 2024 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$4,424	$1,349	$90	$5,863
All others	750	809	106	1,665
Total	$5,174	$2,158	$196	$7,528

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$3,870	$1,126	$157	$5,153
Software maintenance	268	432	1	701
Other recurring (1)	183	46	3	232
Total recurring	4,321	1,604	161	6,086

Software license	141	256	2	399
Professional services	405	295	3	703
Other non-recurring	307	3	30	340
Total	$5,174	$2,158	$196	$7,528

(1)Revenue related primarily to software licenses requiring frequent, integral updates has been classified as Transaction processing and services revenue commencing in the quarter ended December 31, 2024, and related prior-period amounts have been reclassified from Other recurring revenue to Transaction processing and services for comparability. Revenue reclassified for the nine months ended September 30, 2024, was $15 million, $22 million and $27 million within Banking, Capital Markets and Corporate and Other, respectively.

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED FREE CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit F

	Three months ended	Nine months ended
	September 30, 2025	September 30, 2025
Net cash provided by operating activities	$1,012	$1,850
Capital expenditures	(214)	(665)
Free cash flow	798	1,185
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	135	408
Settlement activity	(4)	(4)
Adjusted free cash flow	$929	$1,589

	Three months ended	Nine months ended
	September 30, 2024	September 30, 2024
Net cash provided by operating activities	$641	$1,393
Capital expenditures	(243)	(629)
Free cash flow	398	764
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	132	362
Settlement activity	—	3
Adjusted free cash flow	$530	$1,129

Free cash flow reflects net cash provided by operating activities from continued operations less capital expenditures (additions to property and equipment and additions to software from the statement of cash flows). Adjusted free cash flow reflects Free cash flow, adjusted for the net change in settlement assets and obligations, and excludes cash payments for certain transactions that do not constitute normal, recurring operating expenses necessary to operate our business and are not indicative of future operating cash flows. Neither Free cash flow nor Adjusted free cash flow represents our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Free cash flow and Adjusted free cash flow as presented in this earnings release exclude cash flows from discontinued operations.

(1)Adjusted free cash flow for the three and nine months ended September 30, 2025 and 2024, exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit G), net of related tax impact. The related tax impact totaled $18 million and $22 million for the three months and $56 million and $61 million for the nine months ended September 30, 2025 and 2024, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit G

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net earnings (loss) attributable to FIS from continuing operations	$264	$246	$(128)	$482
Provision (benefit) for income taxes	87	108	179	215
Interest expense, net	90	64	279	184
Equity method investment (earnings) loss, net of tax	23	33	692	110
Other, net	(7)	39	190	224

Operating income (loss), as reported	457	490	1,212	1,215
Depreciation and amortization, excluding purchase accounting amortization	302	263	898	789
Non-GAAP adjustments:
Purchase accounting amortization (1)	177	168	517	502
Acquisition, integration and other costs (2)	197	137	503	481
Asset impairments (3)	2	2	4	20
Indirect Worldpay business support costs (4)	—	—	—	14
Adjusted EBITDA from continuing operations	$1,135	$1,060	$3,134	$3,021

Net earnings (loss) attributable to FIS from discontinued operations	$—	$(22)	$—	$687
Provision (benefit) for income taxes	—	(3)	—	(994)
Interest expense, net	—	(1)	(1)	(2)
Other, net	—	—	(1)	6

Operating income (loss)	—	(26)	(2)	(303)
Depreciation and amortization, excluding purchase accounting amortization	—	—	—	1
Non-GAAP adjustments:
Acquisition, integration and other costs (2)	—	—	—	13
Loss on sale of disposal group (10)	—	25	—	491
Indirect Worldpay business support costs (4)	—	—	—	(14)
Adjusted EBITDA from discontinued operations	$—	$(1)	$(2)	$188
Adjusted EBITDA	$1,135	$1,059	$3,132	$3,209

See Notes to Exhibit G.

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit G (continued)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Earnings (loss) attributable to FIS from continuing operations	$264	$246	$(128)	$482
Equity method investment (earnings) loss, net of tax	23	33	692	110
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	287	279	564	592
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	177	168	517	502
Acquisition, integration and other costs (2)	197	137	523	481
Asset impairments (3)	2	2	4	20
Indirect Worldpay business support costs (4)	—	—	—	14
Non-operating (income) expense (5)	(8)	38	188	222
Non-GAAP tax (provision) benefit (6)	(1)	2	(58)	(82)
Total non-GAAP adjustments from continuing operations	367	347	1,174	1,157
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	654	626	1,738	1,749
Equity method investment earnings (loss), net of tax (7)	(23)	(33)	(692)	(110)
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes (7) (8)	158	172	1,103	504
Adjusted equity method investment earnings (loss) (7)	135	139	411	394
Adjusted net earnings attributable to FIS from continuing operations	$789	$765	$2,149	$2,143

Earnings (loss) attributable to FIS from discontinued operations, net of tax	$—	$(22)	$—	$687
Non-GAAP adjustments from discontinued operations:
Acquisition, integration and other costs (2)	—	—	—	13
Loss on sale of disposal group (10)	—	25	—	491
Indirect Worldpay business support costs (4)	—	—	—	(14)
Amortization on long-lived assets held for sale (9)	—	—	—	(30)
Non-operating (income) expense (5)	—	—	—	6
Non-GAAP tax (provision) benefit (6)	—	(3)	—	(1,017)
Total non-GAAP adjustments from discontinued operations	—	22	—	(551)
Adjusted net earnings attributable to FIS from discontinued operations	$—	$—	$—	$136
Adjusted net earnings attributable to FIS common stockholders	$789	$765	$2,149	$2,279

See Notes to Exhibit G.

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit G (continued)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Earnings (loss) attributable to FIS from continuing operations	$0.50	$0.45	$(0.24)	$0.86
Equity method investment (earnings) loss, net of tax	0.04	0.06	1.31	0.20
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	0.55	0.51	1.07	1.06
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	0.34	0.31	0.98	0.89
Acquisition, integration and other costs (2)	0.38	0.25	0.99	0.86
Asset impairments (3)	—	—	0.01	0.04
Indirect Worldpay business support costs (4)	—	—	—	0.02
Non-operating (income) expense (5)	(0.02)	0.07	0.36	0.40
Non-GAAP tax (provision) benefit (6)	—	—	(0.11)	(0.15)
Total non-GAAP adjustments from continuing operations	0.70	0.63	2.23	2.06
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	1.25	1.14	3.30	3.12
Equity method investment earnings (loss) (7)	(0.04)	(0.06)	(1.31)	(0.20)
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes (7) (8)	0.30	0.31	2.09	0.90
Adjusted equity method investment earnings (loss) (7)	0.26	0.25	0.78	0.70
Adjusted net earnings attributable to FIS from continuing operations	$1.51	$1.40	$4.08	$3.82

Earnings (loss) attributable to FIS from discontinued operations, net of tax	$—	$(0.04)	$—	$1.22
Non-GAAP adjustments from discontinued operations:
Acquisition, integration and other costs (2)	—	—	—	0.02
Loss on sale of disposal group (10)	—	0.05	—	0.88
Indirect Worldpay business support costs (4)	—	—	—	(0.02)
Amortization on long-lived assets held for sale (9)	—	—	—	(0.05)
Non-operating (income) expense (5)	—	—	—	0.01
Non-GAAP tax (provision) benefit (6)	—	(0.01)	—	(1.81)
Total non-GAAP adjustments from discontinued operations	—	0.04	—	(0.98)
Adjusted net earnings attributable to FIS from discontinued operations	$—	$—	$—	$0.24
Adjusted net earnings attributable to FIS common stockholders	$1.51	$1.40	$4.08	$4.06
Weighted average shares outstanding-diluted (11)	523	548	527	561

See Notes to Exhibit G.

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit G (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three and nine months ended September 30, 2025 and 2024.

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents costs comprised of the following:

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Continuing operations:
Acquisition and integration	$33	$22	$84	$70
Enterprise transformation, including Future Forward and platform modernization	46	76	102	205
Severance and other termination expenses	99	7	205	34
Separation of the Worldpay Merchant Solutions business	11	9	53	119
Incremental stock compensation directly attributable to specific programs	3	20	27	46
Other, including divestiture-related expenses and enterprise cost control and other initiatives	5	3	32	7
Subtotal	197	137	503	481
Financing fees - Issuer Solutions acquisition (a)	—	—	20	—
Total	197	137	523	481

Discontinued operations:
Acquisition and integration	$—	$—	$—	$—
Enterprise transformation, including Future Forward and platform modernization	—	—	—	1
Severance and other termination expenses	—	—	—	1
Separation of the Worldpay Merchant Solutions business	—	—	—	8
Other, including divestiture-related expenses and enterprise cost control and other initiatives	—	—	—	3
Total from discontinued operations	—	—	$—	$13
Total consolidated	$197	$137	$523	$494
(a)This item represents bridge facility fees incurred to secure funding for the pending Issuer Solutions business acquisition from Global Payments. These fees are recorded as a component of Interest expense, net on our consolidated statements of earnings (loss). Accordingly, this item is included in Acquisition, integration and other costs for purposes of calculating Adjusted net earnings but not Adjusted EBITDA.

Amounts in table may not sum due to rounding.

(3)There were no material impairments during the three and nine months ended September 30, 2025. The three and nine months ended September 30, 2024, included impairments primarily related to the termination of certain internally developed software projects.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
(4)For the nine months ended September 30, 2024, this item represents costs that were incurred in support of the Worldpay Merchant Solutions business prior to the separation but are not directly attributable to it and thus were not recorded in discontinued operations. The Company is being reimbursed for these expenses as part of Transition Services Agreements with the buyer and/or eliminated them post separation; therefore, the expenses have been adjusted out of continuing operations and added to discontinued operations.

(5)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the nine months ended September 30, 2025, earnings from continuing operations also includes a $108 million write down, triggered by the Worldpay Minority Interest Sale agreement, of the contingent consideration included as part of the 2024 sale of a 55% ownership interest in its Worldpay Merchant Solutions business (the "2024 Worldpay Sale"). For the six months ended September 30, 2024, earnings from continuing operations also includes loss on extinguishment of debt of approximately $174 million relating to tender discounts and fees; the write-off of unamortized bond discounts, debt issuance costs and fair value basis adjustments; and gains on related derivative instruments.

(6)This adjustment is based on an adjusted effective tax rate of 12.0% and 14.5% for the periods ended September 30, 2025 and 2024, respectively, which reflects adjustments to our GAAP effective tax rate to take into account primarily certain cash tax benefits from our equity method investment in Worldpay. For the nine months ended September 30, 2024, the Company recorded a tax benefit of $991 million in its earnings from discontinued operations primarily from the write-off of U.S. deferred tax liabilities that were not transferred in the 2024 Worldpay Sale, net of the estimated U.S. tax cost that the Company expects to incur as a result of the 2024 Worldpay Sale. This adjustment includes the removal of the impact of this tax benefit from our earnings from discontinued operations for this period.

(7)FIS completed the separation of Worldpay on January 31, 2024, retaining a non-controlling 45% ownership interest that is recorded under the equity method of accounting, net of investor-level tax. FIS' share of Worldpay's results under the equity method of accounting reflects activity beginning on February 1, 2024. For the nine months ended September 30, 2025, our investor-level tax includes $539 million of expense recorded during the second quarter related to a remeasurement of our deferred tax liability. This remeasurement resulted from our agreement to sell our remaining interest in Worldpay, which constituted a change in our intent to hold the investment for the long term.

(8)This item represents FIS' proportionate share of Worldpay's non-GAAP adjustments on its earnings (loss) consistent with FIS' non-GAAP measures and is comprised of the following:

	Three months ended September 30,		Nine months ended September 30,	Eight months ended September 30,
	2025	2024	2025	2024
FIS' share of Worldpay:
Purchase accounting amortization	$158	$133	$474	$442
Acquisition, integration and other costs (a)	32	28	117	139
Non-operating (income) expense	(16)	47	29	27
Non-GAAP tax (provision) benefit	(16)	(36)	483	(104)
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes	$158	$172	$1,103	$504
(a)    Worldpay acquisition, integration, and other costs for the three months ended September 30, 2025 and 2024, nine months ended September 30, 2025, and eight months ended September 30, 2024, consist primarily of transaction and transition costs related to the separation from FIS.

Amounts in table may not sum due to rounding.

(9)The Company stopped recording depreciation and amortization on the long-lived assets classified as held for sale beginning July 5, 2023. The amount of depreciation and amortization that would have been recorded in discontinued

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
operations had these assets not been classified as held for sale has been deducted from adjusted net earnings for the nine months ended September 30, 2024, for comparability purposes.

(10)An initial loss on sale of disposal group of $466 million was recorded upon closing of the 2024 Worldpay Sale to reflect the impact of the excess of the carrying value of the disposal group over the estimated fair value less cost to sell. During the three months ended September 30, 2024, an additional $25 million estimated loss on sale was recorded to reflect the impact of estimated post-closing adjustments, reflecting a cumulative estimated loss on sale of $491 million.

(11)For the nine months ended September 30, 2025, Adjusted net earnings is a gain, while the corresponding GAAP amount for this period is a loss. As a result, in calculating Adjusted net earnings per share-diluted for this period, the weighted average shares outstanding-diluted amount of approximately 527 million used in the calculation includes approximately 2 million shares for the nine months ended September 30, 2025, that in accordance with GAAP are excluded from the calculation of the GAAP Net loss per share-diluted for the period, due to their anti-dilutive impact.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION OF WORLDPAY HOLDCO, LLC — UNAUDITED
(In millions)
Exhibit H

Summary Worldpay Holdco, LLC financial information is as follows:

	Three months ended September 30,		Nine months ended September 30,	Eight months ended September 30,
	2025	2024	2025	2024 (1)
Revenue	$1,351	$1,248	$4,119	$3,429
Gross profit	$685	$718	$2,018	$1,771
Earnings (loss) before income taxes	$(47)	$(99)	$(346)	$(326)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(49)	$(160)	$(405)	$(431)
FIS share of net earnings (loss) attributable to Worldpay Holdco, LLC, net of tax (2)	$(23)	$(33)	$(692)	$(110)

The following is a GAAP to Non-GAAP reconciliation of Adjusted EBITDA for Worldpay Holdco LLC.

	Three months ended September 30,		Nine months ended September 30,	Eight months ended September 30,
	2025	2024	2025	2024 (1)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(49)	$(160)	$(405)	$(431)
Provision (benefit) for income taxes	2	60	59	102
Interest expense, net	148	146	438	410
Other, net	(36)	106	65	65

Operating income (loss)	65	152	157	146
Depreciation and amortization, excluding purchase accounting amortization	59	23	157	52
Non-GAAP adjustments:
Purchase accounting amortization	352	295	1,054	982
Transition, acquisition, integration and other costs (3)	71	62	260	308
Adjusted EBITDA	$547	$532	$1,628	$1,488

(1)FIS completed the separation of Worldpay on January 31, 2024. Accordingly, Worldpay's results reflect activity beginning on February 1, 2024.

(2)Amounts include our share of the net income attributable to Worldpay and our investor-level tax (expense) benefit of $(2) million and $39 million for the three months ended September 30, 2025 and 2024, and $(513) million and $84 million for the nine months ended September 30, 2025 and eight months ended September 30, 2024, respectively, as well as, intra-entity eliminations, and is reported as equity method investment earnings (loss), net of tax on our consolidated statements of earnings (loss). For the nine months ended September 30, 2025, our investor-level tax includes $539 million of expense recorded during the second quarter related to a remeasurement of our deferred tax liability. This remeasurement resulted from our agreement to sell our remaining interest in Worldpay, which constituted a change in our intent to hold the investment for the long term.

(3)This item represents primarily transaction and transition costs associated with the separation of Worldpay from FIS.